Exhibit 99.1

For Immediate Release
Nov. 6, 2018
NW Natural Holdings Reports Third Quarter and Year-To-Date 2018 Results
Affirms earnings guidance for 2018 in the range of $2.10 to $2.30 per share
PORTLAND, ORE. — Northwest Natural Holding Company, (NW Holdings) (NYSE: NWN), reported financial results and highlights of Northwest Natural Gas Company (NW Natural) as a result of NW Natural being reorganized into a holding company structure on Oct. 1, 2018. The highlights include:

•	Third quarter 2018 consolidated net loss of $0.41 per share, compared to $0.30 per share for 2017

•	Year-to-date 2018 consolidated net income of $1.00 per share, compared to $1.20 per share for 2017

•	Added more than 12,500 natural gas customers over the last 12 months equating to a 1.7% customer growth rate

•
Awarded the highest customer satisfaction score among large utilities in the West for the sixth year in a row and third highest score in the nation (2018 J.D. Power Gas Utility Residential Customer Satisfaction Study)

•	Received Oregon general rate case order with an expected annual pre-tax earnings benefit of about $14.2 million

•
Lowered residential customer rates by 2.1% in Oregon and 7.2% in Washington for the upcoming winter heating season from the combined effect of the Purchased Gas Adjustment (PGA) mechanism and Oregon general rate case

•	Signed purchase agreement for water utility and wastewater business and closed four water acquisitions

•	Increased dividends for the 63rd consecutive year with an annual indicated dividend rate of $1.90 per share

"We continued to execute on all aspects of our long-term strategy. This quarter, I'm proud to report our utility continues to have one of the highest growth rates in the nation and customers once again recognized our employees for exceptional service," said David H. Anderson, president and chief executive officer of NW Holdings and NW Natural.

"I'm also excited that we signed our largest water acquisition agreement to date, which when closed will add 9,400 customer connections to our growing water platform and bring wastewater treatment expertise to the portfolio," Anderson added.

As previously reported, results during 2018 have been affected by a timing difference between the revenue deferral associated with tax reform and the effect on tax expense from the lower federal tax rate. For the first nine months of 2018, the deferral and tax benefit largely offset; however, there have been timing variances each quarter. In the first quarter of 2018, the utility segment benefited from this timing and that benefit reversed in the second and third quarters. As of Nov. 1, 2018, Oregon rates have been reset and a revenue deferral for tax savings is no longer necessary. Therefore, we do not anticipate significant timing variances going forward.

NW Natural's third quarter 2018 consolidated net loss increased $3.3 million to a loss of $11.8 million (or $0.41 per share), compared to a loss of $8.5 million (or $0.30 per share) for the same period in 2017. The third quarter reflects the seasonal nature of the gas utility's earnings where the majority of revenues are generated during the winter heating season in the first and fourth quarters each year. The $3.3 million higher loss is primarily due to additional operations and maintenance costs and lower tax benefits, partially offset by contributions from utility margin.

NW Natural's year-to-date 2018 consolidated net income decreased $5.8 million to $28.7 million (or $1.00 per share), compared to net income of $34.5 million (or $1.20 per share) for the same period in 2017. Results reflected lower utility margin from colder than average weather in 2017 and higher operations and maintenance costs, partially offset by margin contributions from customer growth.

KEY INITIATIVES

NW Natural's Oregon Rate Case
On Oct. 26, 2018, the Public Utility Commission of Oregon (OPUC) provided an order regarding NW Natural's general rate case and approved the following items effective beginning Nov. 1, 2018:

•	Annual revenue requirement increase of $23.4 million or 3.72% over existing rates;

•
Annual net earnings benefit to the Company of approximately $14.2 million, pre-tax with an estimated $4 million benefit expected in the fourth quarter of 2018 and an estimated annual cash flow benefit of $15 million;

•	Capital structure of 50% debt and 50% equity;

•	Return on equity of 9.4%;

•	Cost of capital of 7.317%;

•	Rate base of $1.186 billion or an increase of $300 million since the last rate case in 2012;

•	Pension expense recovery through rates with a revenue increase of $8.1 million; and

•	Asset management revenue sharing related to utility pipeline and storage assets increased to 90%/10% with 90% being credited to customers.

In addition, the Commission ordered the means by which federal income tax reform benefits will be returned to customers and the recovery of the balance of the pension balancing account should be determined by Feb. 1, 2019 in a proceeding. On Oct. 31, 2018, the pension balancing account was frozen as ordered.

Tax Reform
Federal tax reform was enacted in December 2017. Tax reform, among other things, lowered the federal corporate income tax rate to 21% from the previous maximum rate of 35%. Changes in deferred taxes within our regulated operations as a result of tax reform are recorded as adjustments to regulatory liability accounts.

As of Sept. 30, 2018, we estimated the regulatory liability for historical deferred taxes to be $216.6 million for NW Natural's utility segment. Approximately 90% of this liability relates to the Oregon jurisdiction. A proceeding has been ordered by the OPUC to determine how these tax savings will be used to the benefit of customers. We expect this proceeding to conclude by Feb. 1, 2019.

Beginning Jan. 1, 2018, we have deferred the estimated effect of tax reform on customer rates until rates could be reset. For the first six months of 2018, we deferred revenues of $9.2 million pre-tax (or $6.8 million after-tax based on a 26.5% statutory tax rate) into a liability to be used to the benefit of customers. We adjusted our estimate in the third quarter and consequently, recognized a pre-tax benefit of $2.2 million in utility margin (or $1.6 million after-tax). For the first nine months of 2018, we deferred revenues of $7.0 million pre-tax (or $5.1 million after-tax). We currently estimate the total regulatory revenue deferral for 2018 to be approximately $8 million pre-tax plus interest.

North Mist Expansion Project
NW Natural continues free-flow natural gas injections into the reservoir and has completed base gas injections. Due to the project's contractor experiencing delays constructing the compressor station, NW Natural is currently targeting an in-service date of March 31, 2019. The estimated cost of the expansion is $144 million or an increase of $12 million from the previous estimate of $132 million reflecting additional costs associated with the delay. The investment will be included in rate base under an established tariff when it is placed into service. We have an initial 30-year service contract with Portland General Electric and options to extend the contract totaling up to an additional 50 years upon mutual agreement.

The project is designed to provide long-term, no-notice underground gas storage service to support gas-fired electric generating facilities that are intended to facilitate the integration of wind power into the region's electric generation mix. Natural gas storage enables electric generation to adjust quickly when renewable energy, such as wind and solar, rises and falls. This service is designed to allow the local electric company to draw on our North Mist facility to meet its fueling needs and rapidly respond to natural variability in wind generation.

Water Acquisitions
In October 2018, NW Natural Water (NW Water), through a subsidiary, entered into our largest water acquisition to date that will add 9,400 water and wastewater connections serving about 20,000 people during peak season in Sunriver, Oregon. NW Water expects to close this transaction in the first half of 2019. In addition, to date in 2018, we've closed four water transactions and now serve approximately 22,000 people through 7,350 water connections in the Pacific Northwest.

Upon closing the Sunriver transaction, cumulatively, NW Water will serve nearly 42,000 people through 16,750 connections with total investments of approximately $67 million. These aggregate acquisitions are projected to be accretive to NW Holdings’ earnings per share in the first full year of operations. While their ongoing operations are not expected to have an immediately material impact on earnings, these acquisitions mark NW Holdings' continued commitment to building a water platform and are intended to provide investors with a risk profile that is similar to our core regulated gas utility.

Holding Company Reorganization
On Oct. 1, 2018, NW Natural completed the formation of a holding company structure to better position it to be able to respond to opportunities and risks in a manner that serves the interests of its shareholders and customers. We continuously look for growth opportunities and believe the holding company structure is a more agile and efficient platform from which to pursue, finance and oversee new opportunities, such as in the water sector. At the completion of the reorganization, NW Natural became a wholly-owned subsidiary of NW Holdings, with NW Holdings' common stock being listed and traded on the New York Stock Exchange. Upon reorganization, NW Natural common stock was converted into the same relative percentages of NW Holdings that each shareholder owned of NW Natural immediately prior to the reorganization.

Gill Ranch Sale Agreement
In June 2018, NW Natural entered into an agreement to sell its wholly-owned subsidiary Gill Ranch for an initial cash purchase price of $25 million, with an earn out provision and subject to a working capital adjustment. The agreement followed a comprehensive review process that concluded Gill Ranch was no longer core to our strategy. We expect the transaction to close within 12 months of the signing and in 2019. The closing is subject to approval by the California Public Utilities Commission and other customary closing conditions.

As a result of our strategic shift away from California gas storage and the significance of Gill Ranch's financial results in 2017, we have presented Gill Ranch in discontinued operations in our financial statements and discussion.

Additionally, NW Natural reevaluated its reportable segments during the second quarter given the strategic shift and determined separate reporting of a gas storage segment is not required. The non-utility Mist gas storage operations are now reported in other activities along with results from our natural gas appliance retail center operations, costs associated with the regulated water strategy and formation of a holding company, as well as other business development activities and investments. All prior periods have been reclassified to reflect these changes.

NW NATURAL THIRD QUARTER RESULTS

Segment Results
The following financial comparisons are between the third quarter of 2018 and the same period in 2017 with individual quarter-over-quarter drivers below presented on an after-tax basis using a statutory tax rate of 26.5% unless otherwise noted.

NW Natural's third quarter results are summarized by business segment in the table below:

	Three Months Ended September 30,
	2018		2017		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income (loss) from continuing operations:
Utility segment	$(11,983)	$(0.42)	$(10,349)	$(0.36)	$(1,634)	$(0.06)
Other	839	0.03	2,462	0.08	(1,623)	(0.05)
Net income (loss) from continuing operations	$(11,144)	$(0.39)	$(7,887)	$(0.28)	$(3,257)	$(0.11)
Loss from discontinued operations, net of tax	(650)	(0.02)	(608)	(0.02)	(42)	—
Consolidated net income (loss)	$(11,794)	$(0.41)	$(8,495)	$(0.30)	$(3,299)	$(0.11)
Diluted Shares	28,815		28,678		137

NW Natural Utility
Gas utility net loss increased $1.6 million (or $0.06 per share). Utility margin increased $1.8 million largely due to a $1.6 million change in the revenue deferral associated with the decrease in the federal tax rate. In addition, customer growth of 1.7% over the last 12 months contributed $0.6 million to utility margin, although this was offset by lower margins from our gas reserve investments as they continue to amortize.

Operations and maintenance expense increased $1.8 million reflecting higher compensation and benefits expense. Depreciation expense increased $0.8 million from higher utility plant balances. In addition, tax benefits decreased an estimated $2.8 million as a result of a lower federal tax rate.

NW Natural Other
Other net income decreased $1.6 million (or $0.05 per share) reflecting higher costs from business development activities, partially offset by higher asset management revenues from our Mist gas storage facility.

NW NATURAL YEAR-TO-DATE RESULTS

NW Natural Segment Results
The following financial comparisons are between the first nine months of 2018 and the same period in 2017 with individual year-over-year drivers below presented on an after-tax basis using a statutory tax rate of 26.5% unless otherwise noted.

The year-to-date results are summarized by business segment in the table below:

	Nine Months Ended September 30,
	2018		2017		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income from continuing operations:
Utility segment	$24,930	$0.86	$31,980	$1.11	$(7,050)	$(0.25)
Other	5,598	0.20	5,605	0.20	(7)	—
Net income from continuing operations	$30,528	$1.06	$37,585	$1.31	$(7,057)	$(0.25)
Loss from discontinued operations, net of tax	(1,783)	(0.06)	(3,041)	(0.11)	1,258	0.05
Consolidated net income	$28,745	$1.00	$34,544	$1.20	$(5,799)	$(0.20)
Diluted Shares	28,846		28,734		112

NW Natural Utility
Gas utility net income decreased $7.1 million (or $0.25 per share). Utility margin decreased $8.7 million largely due to deferring $5.1 million of revenues associated with the decline in the federal tax rate. While customer growth of 1.7% over the last 12 months contributed $2.3 million to utility margin, this was more than offset by lower margins from customers not covered by a weather normalization mechanism as weather was 11% warmer than average for the first nine months of 2018, compared to 24% colder than average for the same period in 2017.

Operations and maintenance expense increased $4.5 million reflecting higher compensation and benefits expense and professional service costs. Other expenses increased $1.3 million primarily from higher depreciation and property taxes as we continue to invest in our infrastructure for customer growth, safety, and facility upgrades. Tax expense decreased an estimated $5.2 million due to the lower federal income tax rate as a result of tax reform.

We estimate that tax reform has had minimal impact on utility net income as a result of the estimated $5.2 million tax expense benefit offsetting the $5.1 million revenue deferral.

Discontinued Operations
The net loss from discontinued operations at Gill Ranch decreased $1.3 million (or $0.05 per share) primarily due to lower depreciation expense after an impairment of the facility was taken in December 2017 and depreciation ceased in June 2018 when a sale agreement was signed and Gill Ranch was moved to discontinued operations.

NW NATURAL CASH FLOWS
During the first nine months of 2018, we generated $158.5 million in operating cash flow and invested $158.8 million in capital expenditures to support growth, safety, facility upgrades, and the North Mist expansion project. Cash provided by operations decreased $34.3 million due to changes in working capital and deferred gas costs as well as higher taxes paid. Cash outflow from investing activities increased $14.5 million primarily due to higher capital expenditures, and cash provided by financing activities increased $63.1 million primarily due to lower debt repayments, partially offset by a decrease in proceeds from the issuance of long-term debt.

2018 NW HOLDINGS EARNINGS GUIDANCE AFFIRMED
NW Holdings affirmed 2018 guidance today in the range of $2.10 to $2.30 per share. This guidance assumes continued customer growth from our NW Natural utility segment, average weather conditions, and no significant changes in prevailing regulatory policies, mechanisms, or outcomes, or significant laws or regulations.

NW Natural continues to expect capital expenditures for 2018 to be in the range of $190 to $220 million to support core gas utility customer growth and safety and reliability, as well as the continued construction of the North Mist Expansion Project. We expect to finance our capital needs in 2018 using a combination of cash flow from operations and debt. Our total utility capital investment plan at NW Natural for the five-year period from 2018 to 2022 is approximately $750 to $850 million, with a majority supporting continued customer growth, distribution system maintenance and improvements, technology investments, and utility gas storage facility maintenance.

DIVIDEND DECLARED
In October 2018, NW Holdings' Board of Directors declared a quarterly dividend of 47.50 cents per share on NW Holdings' common stock. The dividend will be payable on Nov. 15, 2018 to shareholders of record on Oct. 31, 2018, reflecting an annual indicated dividend rate of $1.90 per share.

CONFERENCE CALL AND WEBCAST
As previously announced, NW Holdings will host a conference call and webcast today to discuss its third quarter and year-to-date 2018 financial and operating results.

Date and Time:	Tuesday, November 6 8 a.m. PT (11 a.m. ET)
Phone Numbers:	United States: 1-866-267-6789 Canada: 1-855-669-9657 International: 1-412-902-4110

The call will also be webcast in a listen-only format for the media and general public and can be accessed at nwnaturalholdings.com under the Investor Relations tab. A replay of the conference call will be available on our website and by dialing 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada), and 1-412-317-0088 (international). The replay access code is 10124865.

ABOUT NW NATURAL HOLDINGS
Northwest Natural Holding Company, (NYSE: NWN) (NW Holdings), is headquartered in Portland, Oregon, and owns a 159-year-old regulated natural gas local distribution company, NW Natural Gas Company (NW Natural), NW Natural Water Company (NW Water), and other business interests and activities.

NW Natural currently provides natural gas service to approximately two million people in more than 140 communities through 740,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores.

NW Natural is currently constructing a 2.5 Bcf regulated gas storage expansion of its 16 Bcf facility in Oregon to support renewables. NW Natural Holdings’ subsidiaries own and operate 31 Bcf of underground gas storage capacity.

NW Water currently provides water distribution service to approximately 22,000 people through 7,350 connections. To date, NW Water has acquired four water distribution systems with one additional acquisition pending. Upon closing the transaction, cumulatively, NW Water will serve nearly 42,000 people through 16,750 connections in the Pacific Northwest with total investments of approximately $67 million.

Additional information is available at nwnaturalholdings.com.

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: n1s@nwnatural.com

Media Contact:
Melissa Moore
Phone: 503-220-2436
Email: msm@nwnatural.com

Forward-Looking Statements
This report, and other presentations made by NW Holdings and NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, risks, capital expenditures and allocations, stability, acquisitions and integration thereof, dispositions and outcome thereof, customer growth, weather, commodity and other costs, customer rates or rate recovery, customer preference, growth, adoption of renewable energy and our ability to provide effective supporting resources, infrastructure availability and development, our water utility strategy, financing plans, environmental remediation cost recoveries, levels and pricing of gas storage contracts, gas storage development or costs or timing related thereto, financial positions, revenues, liquidity, returns, and earnings and the timing thereof, earnings guidance, dividends, performance, timing or effects of future regulatory proceedings or future regulatory approvals, regulatory prudence reviews, effects of regulatory mechanisms, expectations, timing, and treatment with respect to the rate case, pension balancing account, interstate storage or treatment of federal tax reform, anticipated regulatory actions or filings, effects of rate case orders, effects of changes in laws or regulations, including federal tax reform, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational, economic or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in NW Natural's most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in NW Natural's quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of NW Natural and NW Holdings, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for NW Natural or NW Holdings to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

Presentation of Non-GAAP Results
In addition to presenting the results of operations and earnings amounts in total, certain financial measures are expressed in cents per share, which are non-GAAP financial measures. Financial measures are expressed in cents per share as these amounts reflect factors that directly impact earnings, including income taxes. All references to EPS herein are on the basis of diluted shares.

We use such non-GAAP financial measures to analyze our financial performance because we believe they provide useful information to our investors and creditors in evaluating our financial condition and results of operations.

NORTHWEST NATURAL GAS COMPANY CONSOLIDATED
Consolidated Income Statement and Financial Highlights (Unaudited)
Third Quarter 2018
	Three Months Ended			Nine Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	September 30,			September 30,			September 30,
	2018	2017	Change	2018	2017	Change	2018	2017	Change
Operating revenues	$91,239	$86,213	6%	$479,441	$516,413	(7)%	$718,065	$748,118	(4)%

Operating expenses:
Cost of gas	25,538	27,239	(6)	175,697	223,855	(22)	276,637	326,898	(15)
Operations and maintenance	37,569	34,267	10	115,120	106,710	8	160,767	142,076	13
Environmental remediation	1,022	1,355	(25)	7,528	10,920	(31)	11,899	16,105	(26)
General taxes	7,589	7,540	1	24,792	23,423	6	32,008	30,268	6
Revenue taxes	3,522	—	NM	20,731	—	NM	20,731	—	NM
Depreciation and amortization	21,485	20,352	6	63,507	60,529	5	84,031	80,253	5
Other operating expenses	625	—	NM	2,157	—	NM	2,157	—	NM
Total operating expenses	97,350	90,753	7	409,532	425,437	(4)	588,230	595,600	(1)
Income (loss) from operations	(6,111)	(4,540)	35	69,909	90,976	(23)	129,835	152,518	(15)
Other income (expense), net	(312)	139	(324)	(1,139)	(624)	83	(810)	(2,546)	(68)
Interest expense, net	9,006	9,208	(2)	27,051	28,311	(4)	36,266	38,010	(5)
Income (loss) before income taxes	(15,429)	(13,609)	13	41,719	62,041	(33)	92,759	111,962	(17)
Income tax expense (benefit)	(4,285)	(5,722)	(25)	11,191	24,456	(54)	27,743	44,755	(38)
Net income (loss) from continuing operations	(11,144)	(7,887)	41	30,528	37,585	(19)	65,016	67,207	(3)
Loss from discontinued operations, net of tax	(650)	(608)	7	(1,783)	(3,041)	(41)	(126,438)	(4,388)	2,781
Net income (loss)	$(11,794)	$(8,495)	39	$28,745	$34,544	(17)	$(61,422)	$62,819	(198)

Common shares outstanding:
Average diluted for period	28,815	28,678		28,846	28,734		28,831	28,595
End of period	28,844	28,713		28,844	28,713		28,844	28,713

Per share information:
Diluted earnings (loss) per share from continuing operations	$(0.39)	$(0.28)		$1.06	$1.31		$2.26	$2.35
Diluted loss per share from discontinued operations, net of tax	(0.02)	(0.02)		(0.06)	(0.11)		(4.39)	(0.15)
Diluted earnings (loss) per share	(0.41)	(0.30)		1.00	1.20		(2.13)	2.20
Dividends declared per share of common stock	0.4725	0.4700		1.4175	1.4100		1.8900	1.8800
Book value per share, end of period	25.57	29.49		25.57	29.49		25.57	29.49
Market closing price, end of period	66.90	64.40		66.90	64.40		66.90	64.40

Capital structure, end of period:
Common stock equity	44.8%	52.1%		44.8%	52.1%		44.8%	52.1%
Long-term debt	44.0	46.6		44.0	46.6		44	46.6
Short-term debt (including amounts due in one year)	11.2	1.3		11.2	1.3		11.2	1.3
Total	100.0%	100.0%		100.0%	100.0%		100.0%	100.0%

Utility segment operating statistics:
Customers - end of period	743,386	730,824	1.7%	743,386	730,824	1.7%	743,386	730,824	1.7%
Utility volumes - therms:
Residential and commercial sales	57,368	54,557		439,024	495,949		683,444	724,062
Industrial sales and transportation	104,730	109,064		347,420	369,954		477,390	499,150
Total utility volumes sold and delivered	162,098	163,621		786,444	865,903		1,160,834	1,223,212
Utility operating revenues:
Residential and commercial sales	$68,768	$69,294		$420,878	$466,867		$638,225	$682,568
Industrial sales and transportation	12,780	13,488		43,572	47,182		60,315	64,520
Other revenues	3,529	606		(2,925)	3,149		(2,202)	3,829
Less: Revenue taxes	—	2,262		—	13,251		5,818	19,110
Total utility operating revenues	85,077	81,126		461,525	503,947		690,520	731,807
Less: Cost of gas	25,593	27,239		175,864	223,855		277,028	326,897
Environmental remediation expense	1,022	1,355		7,528	10,920		11,899	16,105
Revenue taxes	3,522	—		20,731	—		20,731	—
Utility margin, net	$54,940	$52,532		$257,402	$269,172		$380,862	$388,805
Degree days:
Average (25-year average)	10	10		1,637	1,637		2,705	2,705
Actual	—	14	NM	1,449	2,037	(29)%	2,526	2,976	(15)%
Percent (warmer) colder than average weather	NM	NM		(11)%	24%		(7)%	10%

NM = Not Meaningful calculation

NORTHWEST NATURAL GAS COMPANY CONSOLIDATED
Consolidated Balance Sheets (Unaudited)	September 30,
In thousands	2018	2017
Assets:
Current assets:
Cash and cash equivalents	$29,965	$15,780
Accounts receivable	25,125	21,930
Accrued unbilled revenue	16,351	15,974
Allowance for uncollectible accounts	(394)	(459)
Regulatory assets	41,241	49,504
Derivative instruments	2,871	2,073
Inventories	53,064	59,135
Gas reserves	16,916	16,218
Other current assets	20,376	17,285
Discontinued operations current assets	12,644	2,106
Total current assets	218,159	199,546
Non-current assets:
Property, plant, and equipment	3,370,388	3,148,545
Less: Accumulated depreciation	996,994	954,782
Total property, plant, and equipment, net	2,373,394	2,193,763
Gas reserves	70,556	87,876
Regulatory assets	333,917	345,352
Derivative instruments	861	1,555
Other investments	65,113	69,245
Goodwill	6,563	—
Other non-current assets	12,844	4,192
Discontinued operations non-current assets	—	204,078
Total non-current assets	2,863,248	2,906,061
Total assets	$3,081,407	$3,105,607
Liabilities and equity:
Current liabilities:
Short-term debt	$100,500	$—
Current maturities of long-term debt	84,940	21,995
Accounts payable	80,143	87,123
Taxes accrued	13,074	11,933
Interest accrued	9,453	9,854
Regulatory liabilities	37,504	34,659
Derivative instruments	8,828	8,968
Other current liabilities	35,497	27,218
Discontinued operations current liabilities	13,003	1,201
Total current liabilities	382,942	202,951
Long-term debt	724,654	757,429
Deferred credits and other non-current liabilities:
Deferred tax liabilities	274,315	572,293
Regulatory liabilities	606,175	363,838
Pension and other postretirement benefit liabilities	212,249	212,259
Derivative instruments	3,016	3,926
Other non-current liabilities	140,475	134,123
Discontinued operations non-current liabilities	—	12,106
Total deferred credits and other non-current liabilities	1,236,230	1,298,545
Equity:
Common stock	455,499	447,129
Retained earnings	290,059	406,081
Accumulated other comprehensive loss	(7,977)	(6,528)
Total equity	737,581	846,682
Total liabilities and equity	$3,081,407	$3,105,607

NORTHWEST NATURAL GAS COMPANY CONSOLIDATED
Consolidated Statements of Cash Flows (Unaudited)	Nine Months Ended September 30,
In thousands	2018	2017
Operating activities:
Net income	$28,745	$34,544
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	63,507	60,529
Regulatory amortization of gas reserves	12,056	12,036
Deferred income taxes	3,954	17,287
Qualified defined benefit pension plan expense	4,450	3,923
Contributions to qualified defined benefit pension plans	(11,690)	(15,400)
Deferred environmental expenditures, net	(10,547)	(10,468)
Amortization of environmental remediation	7,528	10,920
Regulatory revenue deferral from Tax Cuts and Jobs Act	6,983	—
Other	1,541	2,522
Changes in assets and liabilities:
Receivables, net	83,194	90,311
Inventories	(5,134)	(5,372)
Income taxes	(5,809)	(216)
Accounts payable	(22,929)	(29,282)
Interest accrued	2,680	3,888
Deferred gas costs	2,372	13,419
Other, net	(3,588)	28
Discontinued operations	1,216	4,187
Cash provided by operating activities	158,529	192,856
Investing activities:
Capital expenditures	(158,795)	(145,274)
Other	(1,661)	(1,131)
Discontinued operations	(619)	(167)
Cash used in investing activities	(161,075)	(146,572)
Financing activities:
Repurchases related to stock-based compensation	—	(2,034)
Proceeds from stock options exercised	1,368	3,711
Long-term debt issued	50,000	100,000
Long-term debt retired	(22,000)	(40,000)
Change in short-term debt	46,300	(53,300)
Cash dividend payments on common stock	(38,387)	(40,390)
Stock purchases related to acquisitions	(7,951)	—
Other	(291)	(2,012)
Cash provided by (used in) financing activities	29,039	(34,025)
Increase in cash and cash equivalents	26,493	12,259
Cash and cash equivalents, beginning of period	3,472	3,521
Cash and cash equivalents, end of period	$29,965	$15,780

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$22,821	$22,859
Income taxes paid	22,047	11,581